Exhibit 10.22

EXECUTION VERSION

EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT

This EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 28, 2016, by and among Hostess Brands, LLC, a Delaware limited liability company (“Hostess Brands” and, together with its Subsidiaries, the “Company”), C. Dean Metropoulos (the “Chairman”), Hostess Holdings, L.P., a Delaware limited partnership (“Hostess Holdings”), and Gores Holdings, Inc., a Delaware corporation (“Gores Holdings”), solely for purposes of Sections 3.1 and 3.3 hereof. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the MTA (as defined below).

WHEREAS, the Chairman currently serves as the Executive Chairman of Hostess Brands and certain of its Affiliates pursuant to the terms of that certain letter agreement, dated April 9, 2013, by and among the Chairman, Hostess Brands and the other parties thereto (as amended, the “Original Agreement”);

WHEREAS, upon the Closing contemplated by that certain Master Transaction Agreement, dated as of July 5, 2016, entered into by and among Gores Holdings, Homer Merger Sub, Inc., AP Hostess Holdings, L.P., Hostess CDM Co-Invest, LLC, a Delaware limited liability company (“Hostess CDM Co-Invest”), CDM Hostess Class C, LLC, a Delaware limited liability company (“CDM Hostess”), and Sellers’ Representative (as may be amended from time to time, the “MTA”), Gores Holdings will acquire the Hostess Entities;

WHEREAS, simultaneously with the execution of this Agreement, Gores Holdings and the Chairman are entering into an Executive Chairman Agreement, which shall govern the terms of the Chairman’s service with Gores Holdings following the Closing (the “Gores Holdings Agreement”); and

WHEREAS, the Company and the Chairman desire that this Agreement and the Gores Holdings Agreement supersede and replace the Original Agreement and that certain Executive Chairman Employment Agreement entered into by and between the Chairman and Gores Holdings on July 5, 2016 (the “Prior Chairman Agreement”), in order to, in part, more appropriately reflect the Chairman’s anticipated role and the allocation of the Chairman’s duties as between Gores Holdings and its Subsidiaries, including Hostess Brands (and any side letters or similar agreements in effect between any Hostess Entity and the Chairman immediately prior to the Closing) and otherwise set forth the operative terms and conditions of the Chairman’s service as Executive Chairman of Gores Holdings and Hostess Brands, respectively, subject to and effective as of the Closing (the “Effective Date”).

NOW, THEREFORE, in consideration of such service and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hostess Brands and the Chairman agree as follows:

1. Position; Term. Hostess Brands hereby agrees to employ the Chairman, and the Chairman hereby agrees to serve Hostess Brands as a member and Executive Chairman of the board of directors of Hostess Brands or equivalent body, if any (the “Board”), and any

Subsidiaries of Hostess Brands (each, a “Subsidiary Board”), and to provide the services described in Section 2 hereof, in each case, upon the terms and conditions contained in this Agreement. Subject to Section 5 hereof, the Chairman’s employment shall continue until December 31, 2018, and may be extended by mutual agreement of the parties until December 31, 2019 (the period of actual employment, the “Term”).

2. Duties. During the Term, the Chairman shall have such duties, authorities and responsibilities as are consistent with his position and shall commit such time as is reasonably necessary to fulfill such duties and responsibilities. The Chairman shall be reasonably available to the Chief Executive Officer and other members of management of the Company as needed. The Chairman shall also attend meetings of the Board and any other Subsidiary Boards to which he is appointed (whether in person or by means of conference telephone or other communications equipment).

3. Compensation.

3.1 Salary. In consideration of the services rendered by the Chairman pursuant to this Agreement, (a) the Company shall provide the Chairman with an annualized base salary of $30,000, payable in accordance with the Company’s normal payroll practices, and (b) Hostess Holdings shall issue to the Chairman 2,496,000 fully vested Class B LP Units and Gores Holdings shall issue to the Chairman 2,496,000 fully vested shares of Class B Common Stock, par value $0.0001 per share, of Gores Holdings (“Class B Common Stock”). Such Class B LP Units and shares of Class B Common Stock shall be issued by Hostess Holdings and Gores Holdings, respectively, to the Chairman on the Effective Date.

3.2 Holding Period.

(a) In recognition that the Class B LP Units and shares of Class B Common Stock issued pursuant to Section 3.1 will not be subject to any service vesting requirements, the Chairman hereby acknowledges and agrees that prior to the one (1) year anniversary of the Effective Date, the Chairman shall not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute (“Transfer”) any of such Class B LP Units or shares of Class B Common Stock (or any shares of Class A Common Stock, par value $0.0001 per share, of Gores Holdings (“Class A Common Stock”) issued in exchange therefor pursuant to the Exchange Agreement), other than in transactions described in Section 3.2(b). The foregoing restriction is expressly agreed to preclude the Chairman from engaging in any hedging or other transaction which is designed to or which could reasonably be expected to lead to or result in a sale or disposition of such Class B LP Units or shares of Class B Common Stock (or shares of Class A Common Stock issued in exchange therefor), even if such Class B LP Units or shares of Class B Common Stock (or shares of Class A Common Stock issued in exchange therefor) would be disposed of by someone other than the Chairman. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of such Class B LP Units or shares of Class B Common Stock (or shares of Class A Common Stock issued in exchange therefor) of the Chairman or with respect to any security that includes, relates to, or derives any significant part of its value from such Class B LP Units or shares of Class B Common Stock (or shares of Class A Common Stock issued in exchange therefor).

(b) Notwithstanding the foregoing, (i) the Chairman may exchange Class B LP Units issued pursuant to Section 3.1 (together with the cancellation of a corresponding number of shares of Class B Common Stock) for shares of Class A Common Stock pursuant to the terms of the Exchange Agreement and (ii) the Chairman may Transfer Class B LP Units and a corresponding number of shares of Class B Common Stock (or shares of Class A Common Stock issued in exchange therefor) issued pursuant to Section 3.1 prior to the one (1) year anniversary of the Effective Date (A) in connection with any Transfer of a type described in Section 2(c) of that certain Registration Rights Agreement, dated as of the Effective Date, by and among Gores Holdings and the other parties thereto or (B) in one or more transactions for cash consideration, which consideration in the aggregate (calculated based on the actual amounts received by the Chairman in connection with such transactions) shall be equal to, or exceed by no more than de minimis amounts, the amount of withholding tax incurred in connection with the compensation described in Section 3.1(b) and reimbursed by the Chairman to the Company in accordance with Section 7.5.

3.3 2018 Earn-Out Opportunity.

(a) The Chairman shall have the opportunity to earn additional consideration in respect of 2018 (for purposes of this Section 3.3, references to 2018 shall be deemed to refer to the one year period commencing on January 1, 2018, and ending on December 31, 2018) in the form of fully vested shares of Class A Common Stock (the “2018 Shares”) if Gores Holdings and its Subsidiaries (collectively, the “Holdings Group”) achieve certain levels of Hostess EBITDA above the Hostess EBITDA target for 2018 (as set forth in further detail below), subject to the Chairman’s continued employment through December 31, 2018; provided, however, if the Company terminates the Chairman’s employment without Cause (as defined below), the Chairman dies or becomes disabled (within the meaning of the Company’s long-term disability policy), or the Chairman terminates his employment with Good Reason (as defined below), in any case prior to December 31, 2018, the Chairman shall remain eligible to receive the 2018 Shares in accordance with this Section 3.3 notwithstanding such termination of employment. If the Holdings Group achieves Hostess EBITDA for 2018 in the amounts set forth under “Hostess EBITDA Achieved for 2018” (which target amounts are based on the current Hostess EBITDA target for 2018 of $252,800,000), the Chairman shall be entitled to receive the number of 2018 Shares (i.e., shares of Class A Common Stock in addition to the securities issued pursuant to Section 3.1) set forth below:

Hostess EBITDA Achieved for 2018	Amount Above Target	2018 Shares Earned
$257,800,000 or more	$5,000,000	1,375,000 shares
$262,800,000 or more	$10,000,000	1,375,000 shares

Total potential 2018 Shares to be earned		2,750,000 shares

(b) For the purposes of this Agreement, “Hostess EBITDA” shall have the meaning set forth in, and be calculated in accordance with, the MTA. As soon as reasonably practicable following December 31, 2018, but in no event later than thirty (30) calendar days following the completion of the audited GAAP financial statements of Gores Holdings for 2018, Gores Holdings shall make all determinations as to the Hostess EBITDA achieved for 2018, and deliver, or cause to be delivered, to the Chairman an unaudited statement that sets forth in reasonable detail Gores Holdings’ calculation of the Hostess EBITDA for 2018 and the elements thereof. Such statement shall be the Initial Hostess EBITDA Statement for 2018, and Sections 2.6(a) – (d) of the MTA shall apply mutatis mutandis as if set forth herein, with references to “Sellers” or “Sellers’ Representative” referring to the Chairman.

(c) Within two (2) Business Days after the Final Hostess EBITDA for 2018 has been determined pursuant to Sections 2.6(a) – (d) of the MTA, Gores Holdings shall issue the shares of Class A Common Stock earned by the Chairman pursuant to this Section 3.3, if any, registered in the name of the Chairman or in the name of Hostess CDM Co-Invest or CDM Hostess if requested in writing by the Chairman. Notwithstanding anything to the contrary set forth herein, if 2018 Shares are to be issued in accordance with this Section 3.3, and at the time of such issuance, either CDM Hostess or Hostess CDM Co-Invest holds any Class B Common Stock and Class B LP Units, then in lieu of issuing Class A Common Stock hereunder, upon the Chairman’s written request, Gores Holdings (i) shall issue an equivalent number of shares of Class B Common Stock, and (ii) shall, and shall cause Hostess Holdings GP, LLC to, cause Hostess Holdings to issue an equivalent number of Class B LP Units, which Class B Common Stock and Class B LP Units shall be “2018 Shares” for purposes hereof and shall be subject to the exchange rights set forth in the Exchange Agreement.

(d) Upon the occurrence of an Acceleration Event prior to the determination of Final Hostess EBITDA for 2018 (and the issuance of any 2018 Shares in connection therewith), Gores Holdings shall, immediately prior to such Acceleration Event, issue or cause to be issued to the Chairman (or his designee in accordance herewith) the total potential 2018 Shares to be earned; provided, however, that if the Acceleration Event occurs in 2018, then (i) the reference to Section 2.6(h) of the MTA in clause (a) of the definition of Acceleration Event shall be deemed to refer to Section 3.3(e) hereof and (ii) clause (b) of the definition of Acceleration Event shall apply mutatis mutandis to 2018 and the target EBITDA amounts set forth under “Hostess EBITDA Achieved for 2018” in Section 3.3(a).

(e) From the Effective Date until the earlier of (i) the end of 2018 and (ii) the issuance of the 2018 Shares in accordance with this Section 3.3 (the “2018 Earn Out Period”), Gores Holdings (A) shall not, and shall cause each of its controlled Affiliates (including the Hostess Entities) to not, without the prior written consent of the Chairman, take any actions that have the primary purpose of avoiding, reducing or preventing the achievement or attainment of the target EBITDA amounts set forth under “Hostess EBITDA Achieved for 2018” in Section 3.3(a), (B) shall, and shall cause each of its controlled Affiliates (including the Hostess Entities) to, conduct the business of the Hostess Entities in good faith, and (C) shall reserve and keep available for issuance such number of shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to permit the issuance of all 2018 Shares and shall take all action required to increase the authorized number of shares of Class A Common Stock or Class B Common Stock, as applicable, if at any time there shall be insufficient authorized and unissued shares to permit such reservation.

(f) If, following the Effective Date, any member of the Holdings Group makes any acquisition or divestiture of a company, business or assets and such event would, in the opinion of the board of directors of Gores Holdings (the “Gores Holdings Board”) (acting reasonably and in good faith) have an effect on the Hostess EBITDA for 2018, then the target EBITDA amounts set forth under “Hostess EBITDA Achieved for 2018” in Section 3.3(a) shall be adjusted in such a manner as, in the Gores Holdings Board’s opinion (acting reasonably and in good faith), would be appropriate for purposes of taking into account the pro-forma full-year impact of such acquisition or disposition (including synergies actually realized in-year) on Hostess EBITDA for the year in which such acquisition or divestiture takes place as well as for any subsequent years. For illustrative purposes only, if an acquisition after the Effective Date results in a $50,000,000 increase in Hostess EBITDA for 2018, then the target EBITDA amounts set forth under “Hostess EBITDA Achieved for 2018” will be increased by $50,000,000.

(g) For the purposes of this Agreement, “Cause” means (i) the Chairman’s conviction of, or plea of guilty to, a felony, that materially impairs his ability to perform his duties for the Company or (ii) his gross dereliction, gross negligence or malfeasance in the performance of his duties under this Agreement; provided that, the Company’s termination of the Chairman’s employment shall not be deemed to be for Cause unless and until the Company has delivered to the Chairman a written notice specifying in reasonable detail the actions or inactions that the Company believes constitute Cause hereunder, and the Chairman has been given a reasonable opportunity, which shall not be less than sixty (60) days after delivery of the notice of termination for Cause, to respond to such written notice (including the opportunity to meet with the Board, together with the Chairman’s counsel) and/or cure such actions or inactions (to the extent curable).

(h) For the purposes of this Agreement, “Good Reason” means (i) any material adverse change in the Chairman’s title, role, or responsibilities to the Company or Gores Holdings, including his removal from the Board or any Subsidiary Board or the Gores Holdings Board, (ii) the Company’s breach of any material provision of this Agreement, (iii) at any time on or after January 1, 2018, the Chairman’s good faith determination that, based on the professional opinion of his physician and in the interest of the Chairman’s health and well-being, any medical condition that he is then suffering requires him to step down from his position and duties with the Company, or (iv) the alteration, amendment, addition to or repeal of Article IX of the Second Amended and Restated Certificate of Incorporation of Gores Holdings, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation of Gores Holdings inconsistent with such Article IX in effect as of the Effective Time, in each case, without the prior written consent of the Chairman; provided that the Chairman’s termination of his employment shall not be deemed to be for Good Reason under clause (i) or (ii) above unless and until the Chairman has delivered to Hostess Brands a written notice specifying in reasonable detail the circumstances constituting Good Reason hereunder, and Hostess Brands has been given a reasonable opportunity, which shall not be less than sixty (60) days after delivery of the notice of termination for Good Reason, to respond to such written notice and/or cure such circumstances (to the extent curable).

3.4 Representations. The Chairman acknowledges that the shares of Class A Common Stock, Class B Common Stock and/or Class B LP Units acquired or to be acquired pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities laws. The Chairman is acquiring such securities for his own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws. The Chairman acknowledges that such securities will not be registered under the Securities Act or any applicable state or foreign securities laws and that such securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities laws, as applicable. The Chairman has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his investment in such securities and is capable of bearing the economic risks of such investment. The Chairman represents that he is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.5 Benefits. During the Term, the Chairman shall be entitled to participate in any employee benefit plan that any member of the Holdings Group has adopted or may adopt, maintain, or contribute to for the benefit of its and its affiliates’ employees generally, subject to satisfying the applicable eligibility requirements. The Chairman’s participation will be consistent with applicable law and the terms of the applicable plans. The Company agrees to provide the Chairman with all reasonable back-office support necessary for the Chairman to perform his duties hereunder, including access to technology and secretarial support. During the Term, the Chairman shall have continued access to and use of the automobile provided to the Chairman pursuant to Section 5 of the Original Agreement. Upon the Chairman’s termination of employment with the Company for any reason, title and ownership of the automobile shall be transferred to the Chairman at no additional cost, subject to any taxes applicable to such transfer.

4. Reimbursement of Expenses. The Company shall promptly reimburse the Chairman for all reasonable and necessary expenses actually incurred by him directly in connection with the business and affairs of the Company and the performance of his duties hereunder, in each case subject to appropriate substantiation and itemization of such expenses and fees in accordance with the guidelines and limitations established by the Company from time to time. For the avoidance of doubt, the Chairman shall be entitled to travel for business reasons on his personal aircraft (or leased or chartered aircraft of a comparable size and type) consistent with past practice, and the Company shall promptly reimburse the Chairman for the cost of such travel in an amount not to exceed $25,000 per month during the Term (less the amount of any reimbursements in the applicable month for personal aircraft travel paid to the Chairman by Gores Holdings in connection with his services pursuant to the Gores Holdings Agreement).

5. Termination.

5.1 General. The Chairman’s employment hereunder may be terminated earlier than as provided in Section 1 either (a) at the option of the Company at any time with or without Cause, by written notice to the Chairman, or (b) at the option of the Chairman for any or no reason, on thirty (30) days’ prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice). For the avoidance of doubt, (i) if the Effective Date does not occur, this Agreement shall automatically terminate and be of no further force or effect without any further action by the Company or the Chairman and (ii) Section 3.3 shall survive any termination of the Chairman’s employment hereunder in accordance with their respective terms.

5.2 Resignation as Chairman. Upon any termination of the Chairman’s employment, if the Chairman is not then otherwise entitled to designate a director to serve on the Board or any Subsidiary Board pursuant to a written agreement between the Chairman and the Company or any of its Affiliates, the Chairman shall be deemed to have resigned as a member of the Board and each Subsidiary Board, to the extent applicable.

6. Indemnification. On the Effective Date, the Company and the Chairman shall enter into a customary director and officer indemnification in a form mutually agreed upon by the Company and the Chairman.

7. Miscellaneous.

7.1 Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by certified mail, postage and fees prepaid, or nationally recognized overnight express mail service, as follows:

If to the Company, Gores Holdings or Hostess Holdings::

c/o Gores Holdings, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attention: Mark Stone

If to the Chairman:

The last address shown on records of the Company, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Edward T. Ackerman, Esq.

E-mail: eackerman@paulweiss.com

Facsimile: (212) 757-3990

7.2 Entire Agreement; Termination. This Agreement constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof. This Agreement supersedes all prior understandings and agreements with respect to the subject matter hereof, whether written or oral, including, without limitation, the Original Agreement and the Prior Chairman Agreement, which shall have no force or effect as of the Effective Date. In the event that the Effective Date does not occur, this Agreement will automatically terminate and be void ab initio.

7.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never constituted a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.4 Amendments; Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of Hostess Brands and the Chairman. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

7.5 Tax Withholding. Hostess Brands shall deduct and withhold from any amounts payable under this Agreement such federal, state, local or other taxes to the extent required to be withheld pursuant to applicable law. Hostess Brands shall treat (a) the Chairman as an employee of Hostess Brands for purposes of Section 3121(d) of the Code (and similar provisions of state and local law) for the period during which the Chairman provides services to Hostess Brands under this Agreement and (b) the compensation payable to the Chairman under Sections 3.1 and 3.3 as wages for purposes of Section 3121(a) of the Code (and similar provisions of state and local law). For so long as the Chairman is an employee of Hostess Brands, the Chairman shall reimburse Hostess Brands for any withholding tax incurred in connection with the compensation described in Sections 3.1(b) and 3.3 (for the avoidance of doubt, excluding the employer portion of employment taxes); provided, that the Chairman’s reimbursement obligation in respect of the compensation described in Section 3.1(b) may, at the election of the Chairman, be satisfied by a set-off of the amount otherwise payable by Hostess Brands to Hostess CDM Co-Invest pursuant to Section 2.4(b)(ii) of the MTA.

7.6 Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses, such reimbursements shall be made as soon as practicable following the Chairman’s submission for reimbursement but in no event later than the last day of the Chairman’s taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Chairman receives in one taxable year shall not affect the amount of such benefits or reimbursements that he receives in any other taxable year.

7.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.8 Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart of such document signed by the other parties. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HOSTESS BRANDS, LLC

By:	/s/ Michael Cramer

Name:	Michael Cramer
Title:	Executive Vice President and Chief
Administrative Officer

[Signature page to Executive Chairman Employment Agreement]

CHAIRMAN

/s/ C. Dean Metropoulos
C. Dean Metropoulos

[Signature page to Executive Chairman Employment Agreement]

HOSTESS HOLDINGS, L.P.

By:	/s/ Michael Cramer

Name:	Michael Cramer
Title	Authorized Signatory

[Signature page to Executive Chairman Employment Agreement]

GORES HOLDINGS, INC., solely for purposes of Sections 3.1 and 3.3

By:	/s/ Mark Stone

Name:	Mark Stone
Title:	Chief Executive Officer

[Signature page to Executive Chairman Employment Agreement]